EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2020 (except for Note 18 as to which the date is November 20, 2020), with respect to the consolidated financial statements of Mid-Con Energy Partners, LP for the year ended December 31, 2019 included in this current report on Form 8-K dated November 20, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Mid-Con Energy Partners, LP on Forms S-3 (File No. 333-224590, File No. 333-214536, File No. 333-195669 and File No. 333-187012) and on Forms S-8 (File No. 333-208203 and File No. 333-179161).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

November 20, 2020